Exhibit 10.6

May 21, 2009	GE Money Bank 4246 South Riverboat Road, Suite 200 Salt Lake City, UT 84123-2551 USA

VIA FACSIMILE

(763) 551-7889 and (763) 551- 6888

Select Comfort Corporation

6105 Trenton Lane North

Minneapolis, Minneapolis 55442

Attn:	Chief Financial Officer
General Counsel

Re: Sterling Capital Partners III, L.P

Gentlemen:

Reference is made to the Amended and Restated Private Label Consumer Credit Card Program Agreement (as amended from time to time, the “Program Agreement”) dated December 14, 2005, between Select Comfort Retail Corporation (“SCRC”) and Select Comfort Corporation (“SCC” and collectively with SCRC, “Retailer”) and GE Money Bank (“GEMB”). Capitalized terms not defined herein are used as defined In the Program Agreement.

I. WAIVERS.

We understand that Retailer is contemplating a transaction with Sterling Capital Partners III, LLC (“Sterling”) and certain of its Affiliates which would result in Sterling and its Affiliates owning 50% or more of the combined voting power of the outstanding securities of Retailer entitled to vote generally in the election of directors (the “Transaction”). GEMB hereby agrees that if the Transaction is consummated on or before October 31, 2009, GEMB will not exercise its termination rights under section 9.2(d) of the Program Agreement as a result of the consummation of the Transaction. Further, GEMB hereby waives any right it may have as of the date hereof to terminate the Program Agreement pursuant to (i) Section 9.2(e) as a result of any default or event of default under that certain Credit Agreement (as amended, the “Credit Agreement”), dated as of June 9, 2006, by and among Retailer, on the one hand, and JP Morgan Chase Bank, National Association (as administrative agent), Bank of America, N.A. (as syndication agent) and the other lenders from time to time party thereto, on the other, or (ii) to the extent applicable, Section 9.2(f). Anything in the foregoing to the contrary notwithstanding, GEMB hereby reserves all of its rights under the Program Agreement, including, pursuant to Sections 9.2(d), (e) and (f), to terminate the Program Agreement for reasons other than (i) the consummation of the Transaction or (ii) the occurrence of a default or event of default under the Credit Agreement or the occurrence of a material adverse effect (within the meaning of Section 9.2(f) of the Program Agreement), in each case with respect to this clause (ii), existing as of the date hereof, as applicable. For the avoidance of doubt, whether or not any change of control has occurred after the effective date of the Transaction shall be determined based on the equity structure of Retailer after giving effect to the Sterling investment undertaken pursuant to the Transaction.

II. PROGRAM AGREEMENT AMENDMENTS.

The parties hereby acknowledge and agree that the Program Agreement shall be amended as follows:

1.              The definition of “Working Capital Lender” is hereby deleted and replaced with the following:

a.              “Working Capital Lender” means, individually and collectively, JPMorgan Chase, N.A., as administrative agent (and any successor thereto) and the lenders from time to time party to (i) that certain Credit Agreement, dated as of June 9, 2006 (as amended, the “Credit Agreement”), by and among Retailer, on the one hand, and JP Morgan Chase Bank, National Association (as administrative agent), Bank of America, N.A. (as syndication agent) and the other lenders from time to time party thereto, on the other, or (ii) any working capital or other credit facility that replaces the Credit Agreement in connection with a refinancing thereof.

2.              The following new definitions are hereby added to the Program Agreement:

a.              “Increased Net Cost of Sales” means, as of any date, the amount (expressed as a percentage) by which the Net Cost of Sales for Retailer for the twelve (12) month period immediately preceding Bank’s notice of New Pricing would have exceeded Retailer’s actual Net Cost of Sales during such twelve (12) month period if Bank’s proposed New Pricing had been effectuated at the beginning of such twelve (12) month period.

b.             “Net Cost of Sales” means, as of any date, the percentage cost to Retailer of Program-financed sales, expressed in basis points, represented by the quotient, the numerator of which is aggregate Program Fees paid by Retailer during the immediately preceding twelve (12) month period and the denominator of which is Net Program Sales for such period. Alterations to any Promotional Rate as a result of the application of Section 3.6 (and the corresponding increase or decrease in the aggregate amount of Program Fees paid during any period based thereon) shall not be included the calculation of the Net Cost of Sales.

c.              “New Pricing” has the meaning given to it in Section 9.2(m).

3.              Section 3.5(b) of the Program Agreement is hereby deleted and replaced with the following:

a.              Beginning in January 2010, and at the end of each six (6) month period thereafter during the Term, Bank, in conjunction with Retailer, will review and evaluate the effectiveness of the Program generally (including the credit-based promotion sales mix, the overall level of sales charged to Accounts, and Account fraud and credit losses during such period), as well as evaluating the performance of each credit-based promotion during such period. Based on such review, Bank may, after not less than thirty (30) days’ prior notice to Retailer, adjust the Base Rate and, for any credit-based promotion, terminate such promotion or adjust the Promotional Rate applicable thereto. With respect to any adjustments to the Promotional Rates pursuant to this Section 3.5(b), Retailer shall have the rights set forth in Section 9.2(m).

4.              Section 9.1 of the Program Agreement is hereby amended by deleting the reference to February 15, 2011 and replacing it with February 15, 2012.

5.              Section 9.2(m) of the Program Agreement is hereby deleted and replaced with the following:

a.              Retailer shall have the right to terminate the Agreement as set forth below if, pursuant to Section 3.5(b), Bank elects to increase the Program Fee Percentages set forth on Schedule 3.5 (in each case “New Pricing”); provided, that Retailer may not elect to terminate this Agreement under this Section 9.2(m) unless the New Pricing would, assuming implementation of such New Pricing on the date such New Pricing is proposed (even if Bank’s notice of New Pricing indicates a later effective date), result in Increased Net Cost of Sales of at least ten percent (10%), which calculation shall exclude any cost of funds adjustments contemplated in Section 3.6 (by way of example, if Retailer’s Net Cost of Sales was 400 basis points and the New Pricing would result in Net Cost of Sales of 446 basis points, then the ten percent (10%) Increased Net Cost of Sales threshold would be exceeded). If the Increased Net Cost of Sales threshold has been exceeded, Retailer may only terminate this Agreement under this Section 9.2(m) after it has completed the “Competitive Pricing Procedures”. For purposes of this Section 9.2(m), “Competitive Pricing Procedures” means the following procedures, which shall be implemented if the Increased Net Cost of Sales exceeds the threshold amount and Retailer asserts that such New Pricing is materially non-competitive. In such case, Retailer will have sixty (60) days from the date of Bank’s notice to Retailer setting forth the proposed New Pricing to obtain a bona fide written proposal from an issuer of private label credit programs (“Competing Offer”) and to submit such Competing Offer to Bank. If Retailer fails to submit a Competing Offer within such period, then Retailer’s option to terminate this Agreement as a result of such New Pricing will expire. If Retailer presents Bank with a Competing Offer and Bank does not meet the Competing Offer (in an economic sense, taking into account all proposed terms of a Competing Offer relevant to the terms of the Program), then over the sixty (60) day period following Bank’s receipt of the Competing Offer (the “Negotiation Period”), Retailer and Bank will use commercially reasonable efforts to negotiate mutually agreeable New Pricing. If Retailer and Bank are unable to agree on New Pricing by the end of the Negotiation Period, then either party may, during the thirty (30) days immediately following the end of the Negotiation Period, give a written notice of termination to the other party. This Agreement will terminate sixty (60) days after any such termination notice. In each case, regardless of whether Retailer terminates this Agreement, the New Pricing shall become effective immediately upon Bank’s notice thereof to Retailer (unless Bank’s notice of New Pricing indicates a later date) and shall remain effective until the Final Liquidation Date or the date when Bank and Retailer agree on other pricing.

Except for the waivers and amendments set forth in this letter agreement, the terms and conditions of the Program Agreement shall remain in full force and effect. In the event of any conflict between the Program Agreement and the terms of this letter agreement, this letter agreement shall control. Upon the execution and delivery by Retailer and GEMB, this letter agreement shall be deemed effective as of the date hereof.

If you agree to the foregoing, please have an authorized signatory of both SCC and SCRC sign below and return a fully executed copy of this letter to Paul Boeckman at (866.837.5765).

Sincerely,

GE MONEY BANK

/s/ John McElligott
Name:	John McElligott
Title:	V/P Finance

ACKNOWLEDGED AND AGREED TO:

SELECT COMFORT CORPORATION

/s/ James C. Raabe
Name:	James C. Raabe
Title:	CFO

SELECT COMFORT RETAIL CORPORATION

/s/ James C. Raabe
Name:	James C. Raabe
Title:	CFO